Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Guardant Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	3,689,000(2)	$22.12(3)	$81,600,680.00	$147.60 per $1,000,000	$12,044.27

Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	1,106,700(4)	$18.80(5)	$20,805,960.00	$147.60 per $1,000,000	$3,070.96

Total Offering Amounts					$102,406,640.00		$15,115.23

Total Fees Previously Paid							—

Total Fee Offsets (6)							—

Net Fee Due							$15,115.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock, $0.00001 par value per share (“Common Stock”) of Guardant Health, Inc. (the “Registrant”), that become issuable under the 2018 Incentive Award Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents additional shares of the Registrant’s Common Stock that became available for issuance on January 1, 2024 under the 2018 Plan by operation of an automatic annual increase provision therein.
(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 16, 2024, which date is within five business days prior to filing this Registration Statement.

(4)	Represents additional shares of the Registrant’s Common Stock that became available for issuance on January 1, 2024 under the 2018 ESPP by operation of an automatic annual increase provision therein.
(5)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 16, 2024, which date is within five business days prior to filing this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the 2018 ESPP.

(6)	The Registrant does not have any fee offsets.